                                                                  EXHIBIT 11.1

                             U.S. OFFICE PRODUCTS COMPANY
             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                        (In thousands, except per share amounts)


Primary earnings per share:

                                                                   Three Months Ended        Nine Months Ended
                                                                ------------------------  ------------------------
                                                                January 25,  January 31,  January 25,  January 31,
                                                                   1997         1996         1997         1996
                                                                -----------  -----------  -----------  -----------


Income before extraordinary item..............................   $  10,177    $  12,163    $  37,003    $  23,399
Extraordinary item--loss on early termination of credit
  facility....................................................                                   612
                                                                -----------  -----------  -----------  -----------
Net income....................................................   $  10,177    $  12,163    $  36,391    $  23,399
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Weighted average shares outstanding...........................      50,901       36,277       48,509       34,008
Common stock equivalents from stock options...................       1,232          654        1,250          387
                                                                -----------  -----------  -----------  -----------
Total weighted average shares outstanding.....................      52,133       36,931       49,759       34,395
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Earnings per share:
Income before extraordinary item..............................   $     .20    $     .33    $     .74    $     .68
Extraordinary item............................................                                   .01
Net income....................................................   $     .20    $     .33    $     .73    $     .68

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